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                                                                     Exhibit 2.1



         Contact:                                       F. Randal Hunt
                                                        Sr. Vice President & CFO
                                                        (508) 910-3200



                Aerovox's Capacitor Manufacturing Businesses Will
                   Emerge From Bankruptcy Under New Ownership

NEW BEDFORD, MA (April 22, 2002) - Aerovox Incorporated ("Aerovox") reached agreements Friday with Parallax Power Components L.L.C. ("Parallax") to sell its U.S. based film capacitor and EMI filters business and Nueva Generacion Manufacturas, S.A. de C.V. ("NGM") to sell its Mexico City film and electrolytic capacitor business. Also on Friday, Evox Rifa Group OYJ ("Evox Rifa") was awarded the winning bid in Aerovox's sale of its United Kingdom subsidiary, BHC Aerovox Ltd.

"From the perspective of our customers and vendors, these transactions eliminate the financial uncertainties that we have lived with since filing for bankruptcy protection last year," said Robert D. Elliott, president and CEO. "Our customers have been phenomenally supportive over the past eleven months and I'm pleased that they will be able to continue to purchase quality capacitors made by the same dedicated people who have serviced their needs for many years."

Parallax owns a film capacitor manufacturing plant in Bridgeport, Connecticut, which was purchased from Magnetek Incorporated last year. The combined film capacitor business will be a strong competitor in the motor and lighting capacitor marketplace, and the engineering and operational synergies created in the acquisition will improve its position in a number of profitable niche markets.

NGM is purchasing Aerovox's capacitor manufacturing assets in Mexico City, Mexico, which include both electrolytic and film capacitor lines. Both the Parallax and NGM deals are subject to U.S. Bankruptcy Court approval.

Evox Rifa, based in Finland, becomes the leading European electrolytic capacitor manufacturer with its acquisition of BHC Aerovox, Ltd. The management of Evox Rifa believes that substantial synergy benefits will accrue to the company from the acquisition. Economies of scale, stronger R&D efforts, focused investment strategies and a broader customer base will strengthen Evox Rifa's presence in the global market.

Aerovox, a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code, manufactures film, paper and aluminum electrolytic capacitors. The Company sells its products worldwide, principally to original equipment manufacturers as components in electrical and electronic equipment.